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                                                                                                      Exhibit 12





NORTHEAST UTILITIES

Ratio of Earnings to Fixed Charges

(Thousands of Dollars)
                                                          Year         Year        Year        Year        Year
                                                          1997         1998        1999        2000        2001
                                                          ----         ----        ----        ----        ----
Earnings, as defined:

  Net income (loss) before extraordinary
    item and cumulative effect....................     $(129,962)   $(146,753)   $ 34,216    $205,295    $220,124
      Income taxes................................         1,948        5,939      98,611     161,725     171,483
      Equity in earnings of regional
        nuclear generating and transmission
        companies.................................        (4,653)      (1,456)     (2,905)     13,667       3,090
      Minority interest...........................         9,300        9,300       9,300       9,300       3,100
      Fixed charges, as below.....................       291,348      292,622     279,851     311,175     295,141
                                                       ---------    ---------    --------    --------    --------
  Total earnings, as defined:                          $ 167,981    $ 159,652    $419,073    $701,162    $692,938
                                                       =========    =========    ========    ========    ========
Fixed Charges, as defined:

  Interest on long-term debt......................     $ 282,095    $ 273,824    $258,093    $200,696    $147,049
  Interest on rate reduction bonds................          -            -           -           -         87,616
  Other interest..................................       (10,114)      (4,735)      5,558      98,605      44,993
  Rental interest factor - capital................        13,600       18,300      13,700       8,657      13,144
  Rental interest factor - 1/3 operating..........         5,767        5,233       2,500       3,217       2,339
                                                       ---------    ---------    --------    --------    --------
  Total fixed charges, as defined.................     $ 291,348    $ 292,622    $279,851    $311,175    $295,141
                                                       =========    =========    ========    ========    ========
Ratio of earnings to fixed charges................          0.58         0.55        1.50        2.25        2.35
                                                       =========    =========    ========    ========    ========

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